Free Writing Prospectus Filed Pursuant to Rule 433 Dated December 8, 2016 Registration Statement No. 333-210880 Relating to Prospectus Dated July 1, 2016 FREE WRITING PROSPECTUS CIM Commercial Trust Corporation Investor Presentation Q3 2016 CIM Commercial Trust Corporation (the "Company") has filed a registration statement (including a prospectus and prospectus supplements) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplements related to that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov, the Company’s website at http://investors.cimcommercial.com/index.cfm or by contacting Evolv Capital at 844-EVO-ALTS or info@evoalts.com.

C I M C O M M E R C I A L T R U S T C O R P O R A T I O N T h i r d Q u a r t e r 2 0 1 6 I n v e s t o r P r e s e n t a t i o n 1

IMPORTANT DISCLOSURES FORWARD-LOOKING STATEMENTS The information set forth herein contains "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts or they discuss the business and affairs of CIM Commercial Trust Corporation (“CIM Commercial” or “CMCT”) on a prospective basis. Further, statements that include words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," "pursue," or "should" or the negative or other words or expressions of similar meaning, may identify forward-looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, including those set forth in CIM Commercial's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. CIM Commercial undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. 2

CIM COMMERCIAL

CMCT

| | |
|---|---|
| **CIM COMMERCIAL (NASDAQ: CMCT)** | ▪ Primarily Class A and creative urban office REIT with NAV and cash flow per share upside<br>▪ Shares Outstanding[1] 84.0 million<br>▪ Share Price[1,2] $15.36 |
| **Portfolio** | ▪ Quality real estate portfolio in vibrant and improving urban markets including:<br>  ▪ San Francisco Bay Area<br>  ▪ Washington, DC<br>  ▪ Los Angeles<br>▪ 20 office properties with 5.6 million rentable square feet accounted for 81% of NOI[1,3] |
| **CIM Group** | ▪ Manager of CMCT<br>▪ Focused on increasing NAV and cash flow per share and providing liquidity for stockholders<br>▪ $19.4 billion AUM, $12.0 billion EUM with 70+ top-tier global institutional investors[1,4]<br>▪ 560+ total employees[1]<br>  ▪ 16 principals including all of its founders[1]<br>  ▪ 310+ professionals[1]<br>▪ Beneficial owner of 1.4 million shares of CMCT[5] |

*1 As of September 30, 2016.*
*2 Our most recently published net asset value ("NAV") per share of common stock was $23.20 as disclosed in our S-11/A filed with the Securities and Exchange Commission on September 21, 2016. See "Net Asset Value" under Important Disclosures on page 24.*
*3 Reflects segment net operating income. See Net Operating Income Reconciliations on pages 22 and 23.*
*4 See "Assets and Equity Under Management" under Important Disclosures on page 24.*
*5 As of September 16, 2016. Includes shares owned by Principals of CIM Group L.P. ("CIM Group" or "CIM") and executive officers and directors of CMCT.*

3

KEY EVENTS IN CMCT’S HISTORY 2005 CIM Group formed CIM Urban REIT, LLC (“CIM REIT”) with 24 private institutional investors 2005-Present Acquired a high- quality urban real estate portfolio of properties July 2016 Registration statement for redeemable preferred stock offering up to $900 million became effective August 2014 Charles Garner appointed CEO; Mr. Garner is one of CIM Group’s most senior Principals 2005 - 2013 20152014 March 2014 CIM REIT completed its merger with PMC Commercial Trust (“PMC”), a publicly- traded mortgage REIT 4 Nov 2015-July 2016 Sold commercial mortgage loan portfolio, Santa Ana office building and two hotels (Oakland and Los Angeles) for a combined total of $189 million 2016 August 2014 Company announced it was exploring strategic alternatives for its lending business in order to focus on urban office real estate investments June 2016 $210 million tender offer for CMCT common stock (10 million shares @ $21 per share) 1 Shares were repurchased in a privately negotiated transaction from a fund managed by an affiliate of CIM Group. September 2016 $80 million repurchase of CMCT common stock (3.6 million shares @ $22 per share)1

NET ASSET VALUE AND CASH FLOW PER SHARE / LIQUIDITY 5 Class A & Creative Office  Superior office investments in vibrant and improving urban communities  Strong embedded growth through mark-to-market and lease-up  Targeting same store office and multifamily NOI CAGR of 6% - 8% through 20201 Creative Capital Markets Opportunities  Focused on growing net asset value and cash flow per share  Committed to providing liquidity to stockholders at prices reflecting the NAV and cash flow prospects of CMCT  Pursuing opportunities to grow NAV/share, deliver strong returns and improve liquidity:  Common stock - primary and secondary issuances or share repurchases/tenders based on market conditions  Preferred stock – public, non-traded offering synchronizes well with business plan/ diverse and less cyclical funding option creates competitive advantage  Active debt capital management  Property sales and acquisitions  Mergers and acquisitions 1 Reflects cash and segment NOI.

DISCIPLINED CAPITAL ALLOCATION 6 Acquisitions  $75 million for two Los Angeles office buildings and development lot in Oakland Seek to opportunistically create value for stockholders in all market cycles and environments Sales1 Share repurchase  $189 million from mortgage loan portfolio, non-core office and two hotels  Completed $210 million tender offer in June 2016 @ $21 per share  Completed $80 million common stock repurchase in September 2016 @ $22 per share2 CAPITAL ALLOCATION SINCE GOING PUBLIC IN 2014 Continued commitment to being a good steward of stockholders’ capital 1 Excludes selling costs and asset-level other assets and liabilities. 2 Shares were repurchased in a privately negotiated transaction from a fund managed by an affiliate of CIM Group.

# CMCT INVESTMENT THESIS

CMCT

**NAV/Share Focus + Urban Office + Large-Scale Platform + Ability to Move Growth Needle + Liquidity**

| | |
|---|---|
| **Coastal Urban Class A and Creative Office Investments** | ▪ Invested in high barrier-to-entry sub-markets where CIM Group anticipates outsized rent growth<br>▪ San Francisco Bay Area, Washington DC and Los Angeles account for 85% of annualized rent[1] |
| **Same Store Growth Opportunity** | ▪ Lease-up (office 87.2% leased)[2]<br>▪ Below-market leases increasing to market rate<br>▪ Value-add/development |
| **Resources & Expertise of Premier Institutional Manager** | ▪ 310+ professionals[2]<br>▪ Large scale platform with vertically-integrated team<br>▪ Proprietary "Qualified Community" methodology<br>▪ Disciplined, relative-value investor with sightlines across all major U.S. urban markets |
| **Prudent Capital Structure** | ▪ 97% of debt matures in 2021+, 49% in 2026+[2,3]<br>▪ 56% of debt is fixed rate; another 41% of debt is effectively converted to fixed rate until May 2020 through interest rate swaps[2,3]<br>▪ $200 million undrawn revolving credit facility |

1 Represents gross monthly base rent per square foot under leases commenced as of September 30, 2016, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.
2 As of September 30, 2016.
3 Excludes premiums, discounts, debt issuance costs, secured borrowings on government guaranteed loans and secured borrowings on commercial real estate loans.

7

# COASTAL URBAN CLASS A AND CREATIVE OFFICE PORTFOLIO

CMCT

AS OF SEPTEMBER 30, 2016



CMCT Office
CMCT Multifamily
CMCT Hotels
2100 Franklin Street
980 9th Street
1901 Harrison Street
Sheraton Grand Hotel
1333 Broadway
211 Main Street
2101 Webster Street
260 Townsend Street
1 Kaiser Plaza
7083 Hollywood Boulevard
4750 Wilshire Boulevard
11620 Wilshire Boulevard
11600 Wilshire Boulevard
Lindblade Media Center
4649 Cole Avenue
3839 McKinney Avenue
3636 McKinney Avenue
3601 S Congress Avenue
4200 Scotland Street
47 E. 34th Street
370 L'Enfant Promenade
830 1st Street
899 & 999 N Capitol Street
800 N Capitol Street NW
200 S College Street

| | Office | Multi-family | Hotel | Total[1] |
|---|---|---|---|---|
| # of Properties | 20 | 5 | 1 | 26 |
| SF/Units/Keys | 5.6mm | 930 | 503 | - |
| Occupancy[1,3] | 84.6% | 95.1% | 80.3% | - |
| Avg. Rent/ADR[2,3] | $36.85 | $1,929 | $141.60 | - |
| **TTM segment NOI** (millions)[1,3] | **$105.1** | **$7.6** | **$16.6[3]** | **$129.3** |
| **TTM cash NOI** (millions)[1,3] | **$99.5** | **$8.0** | **$16.6[3]** | **$124.1** |

**Segment NOI by Real Estate Segment, TTM**



Office, 81%
Multi-Family, 6%
Hotel, 13%

*Note: Cash NOI is defined as segment net operating income adjusted to exclude straight line rent revenue/expense and amortization of intangible assets/liabilities. See Net Operating Income Reconciliations on pages 22 and 23.*

1 As of or through 12-months ended September 30, 2016.

2 For office, represents gross monthly base rent per square foot under leases commenced as of September 30, 2016, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail. For multifamily, represents gross monthly base rent under leases commenced as of the specified period, divided by occupied units. This amount reflects total cash rent before concessions. Hotel average daily rate represents average for nine months ended September 30, 2016.

3 Hotel occupancy, ADR and NOI include results from the Courtyard Oakland and the LAX Holiday Inn until their sale date in February 2016 and July 2016, respectively.

8

2015 Office and Multifamily NOI SAME STORE GROWTH OPPORTUNITY Targeting Same Store Office and Multifamily NOI1 CAGR of 6% - 8% Through 2020 9 Additional 1%-2% CAGR potential from development on already owned sites. 2020 Mark-to-market + Rent increase Lease-up + Rent increase 2015 Office and Multifamily NOI 1 Reflects cash and segment NOI. Please see Important Disclosures on page 2. See Net Operating Income Reconciliations on pages 22 and 23.

Strategies  Core/Stabilized Equity  Value-Add Equity  Opportunistic Equity  Debt  Infrastructure RESOURCES & EXPERTISE OF PREMIER INSTITUTIONAL MANAGER - CIM GROUP Established  Established in 1994 as a partner for investors seeking to capitalize on U.S. urbanization Office Locations  Headquartered in Los Angeles  Offices in New York City, San Francisco Bay Area, Washington DC Metro Area and Dallas Experience  Since inception, CIM Group has owned or currently has under development1  15.7 million square feet of office  4.8 million square feet of retail  17,100 residential units  7,000 hotel rooms 1 As of September 30, 2016. Residential Units include both condo and apartment units. The examples above have been selected to generally illustrate the investment philosophy of CIM Group, and may not be representative of future investments. Past performance is not a guarantee of future results. 10 432 Park Avenue (New York) Dolby Theatre (Los Angeles) 11 Madison Avenue (New York) 800 North Capitol (Washington, DC)

RESOURCES & EXPERTISE OF PREMIER INSTITUTIONAL MANAGER - CIM GROUP Seasoned, Vertically- Integrated Team  Full-service investment manager  Research, investment, acquisition and finance  Development, leasing and management “Qualified Community” Methodology  Sector-agnostic focus  Market values that are below long-term intrinsic values  Underserved or improving areas with dedicated resources that should lead to outsized rent growth Disciplined Underwriting  CIM underwrites prospective investments using multiple scenarios  Employs current and long-term market cap rates and interest rates  Returns are primarily driven by improved asset and community performance, not cap rate compression or financial engineering 11 CIM Group Competitive Advantages CMCT Benefits From CIM Group’s Large-Scale Platform Deal sourcing + Capital markets + Operational expertise

RESOURCES & EXPERTISE OF PREMIER INSTITUTIONAL MANAGER- CIM GROUP Richard Ressler CIM Group Principal, CMCT Chairman of the Board  Founder and President of Orchard Capital Corp., a firm that provides consulting and advisory services to companies in which Orchard Capital or its affiliates invest  Co-founded CIM Group in 1994 and chairs the firm’s Investment and Asset Management Committees  Chairman of the board of j2 Global, Inc. (NASDAQ: JCOM) and director of Presbia PLC (NASDAQ: LENS)  Served as Chairman and CEO of JCOM from 1997 to 2000  Chairman of executive committee and co- founder of predecessor of Orchard First Source Asset Management, an investment adviser focusing on middle market debt investments.  Co-founded and served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Limited (NYSE: VGR)  Previously worked at Drexel Burnham Lambert, Inc. and began his career as an attorney with Cravath, Swaine and Moore, LLP  B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University Avi Shemesh CIM Group Principal and CMCT Board Member Shaul Kuba CIM Group Principal and CMCT Board Member  Co-Founder and a Principal of CIM Group  Responsible for the day-to-day operations of CIM Group, including leading the Development Group and sourcing new investment transactions  Serves on the firm's Investment and Asset Management Committees  Active real estate investor for over 25 years  Previously was involved in a number of successful entrepreneurial real estate activities, including co- founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles  Co-Founder and a Principal of CIM Group  Responsible for the day-to-day operations of CIM Group, including strategic initiatives, property management, leasing and investor relations  Head of CIM’s Investments Group and serves on the firm’s Investment and Asset Management Committees  Active real estate investor for over 25 years  Previously was involved in a number of successful entrepreneurial real estate activities, including co- founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles 12 CIM GROUP CO-FOUNDERS

RESOURCES & EXPERTISE OF PREMIER INSTITUTIONAL MANAGER- CIM GROUP David Thompson CMCT Chief Financial Officer, CIM Group Principal  Prior to joining CIM Group in 2009, spent 15 years with Hilton Hotels Corporation, most recently as Senior Vice President and Controller responsible for worldwide financial reporting, financial planning and analysis, risk management, internal control and technical accounting compliance  Tenure at Hilton included both SEC compliance as a public company and reporting as a private equity portfolio company  Began career as a C.P.A. at Arthur Andersen & Co. Terry Wachsner CIM Group Principal, Property Management  Prior to joining CIM Group in 2005, was Director of Asset Services for Continental Development Corporation  Prior to Continental, was Executive Managing Director for Kennedy-Wilson Properties, Ltd. where he was responsible for the operations and leasing of a 75 million square foot national portfolio of office, retail, industrial, and apartment properties  From 1980 to 1998, headed up Heitman Properties, Ltd. as President of Property Management Charles Garner CMCT Chief Executive Officer, CIM Group Principal  CEO of CMCT and serves on CIM Group’s Investment and Asset Management Committees  Prior to joining CIM Group, worked closely with the firm in various capacities since 1996, including originating and managing Federal Realty Investment Trust’s partnership with CIM Group  Has been involved in billions of dollars of real estate transactions including the acquisition, joint venture investment, disposition and equity and debt financing of more than 100 properties  Began career as a C.P.A. at PricewaterhouseCoopers and has held various transactional positions with Federal Realty, Walker & Dunlop and The Stout & Teague Companies  B.S. degree in Management from Tulane University’s A.B. Freeman School of Business Jan Salit CMCT President and Secretary  Joined CMCT after merger of PMC Commercial Trust  Previously was Chairman of the Board, CEO and Secretary of PMC Commercial Trust  Prior to CEO role, held Chief Operating Officer and Chief Investment Officer roles with PMC Commercial Trust (joined predecessor firm in 1993)  Prior to joining PMC Commercial Trust, held positions with Glenfed Financial Corporation (and its predecessor company ARMCO Financial Corporation) including Chief Financial Officer 13 MANAGEMENT

APPENDIX

# CMCT REAL ESTATE PORTFOLIO

AS OF SEPTEMBER 30, 2016

CMCT

| Property | Market | Square Footage | Multi-family Units | Hotel Rooms |
|---|---|---|---|---|
| 1 Kaiser Plaza | Oakland, CA | 532,059 | | |
| 2101 Webster Street | Oakland, CA | 472,636 | | |
| 1901 Harrison Street | Oakland, CA | 272,737 | | |
| 1333 Broadway | Oakland, CA | 239,835 | | |
| 2100 Franklin Street | Oakland, CA | 216,666 | | |
| 211 Main Street | San Francisco, CA | 415,120 | | |
| 260 Townsend Street | San Francisco, CA | 65,758 | | |
| 11620 Wilshire Boulevard | Los Angeles, CA | 192,723 | | |
| 4750 Wilshire Boulevard | Los Angeles, CA | 143,361 | | |
| 7083 Hollywood Boulevard | Los Angeles, CA | 82,180 | | |
| 11600 Wilshire Boulevard | Los Angeles, CA | 55,044 | | |
| Lindblade Media Center | Los Angeles, CA | 32,428 | | |
| 370 L'Enfant Promenade | District of Columbia | 407,321 | | |
| 999 N Capitol Street | District of Columbia | 321,544 | | |
| 899 N Capitol Street | District of Columbia | 314,317 | | |
| 800 N Capitol Street | District of Columbia | 312,759 | | |
| 830 1st Street | District of Columbia | 247,337 | | |
| 200 S College Street (BB & T Center) | Charlotte, NC | 567,865 | | |
| 980 9th Street & 1010 8th Street | Sacramento, CA | 483,524 | | |
| 3601 S Congress Avenue (Penn Field) | Austin, TX | 182,484 | | |
| **Total Office Portfolio** | | **5,557,698** | | |
| 4649 Cole Avenue | Dallas, TX | | 334 | |
| 3636 McKinney Avenue | Dallas, TX | | 103 | |
| 3839 McKinney Avenue | Dallas, TX | | 75 | |
| 4200 Scotland Street | Houston, TX | | 308 | |
| 47 E 34th Street | New York, NY | | 110 | |
| **Total Multifamily Portfolio** | | | **930** | |
| Sheraton Grand Hotel | Sacramento, CA | | | 503 |
| **Total Hotel Portfolio** | | | | **503** |






wework

15

CIM QUALIFIED COMMUNITY METHODOLOGY 16 Qualification Criteria Transitional Urban Districts  Positive demographic trends  Public support for investment  Opportunities below intrinsic value  Potential to invest a minimum of $100 million of opportunistic equity within five years Thriving Urban Areas  Improving demographics  Broad public support for CIM’s investment approach  Evidence of private investment from other institutional investors  Underserved niches in the community’s real estate infrastructure  Potential to invest a minimum of $100 million of opportunistic equity within five years  CIM believes that its community qualification process provides it with a significant competitive advantage when making urban real estate investments.  Since 1994, CIM has qualified 103 communities in high barrier-to-entry sub-markets and has invested in 61 of the communities. The qualification process generally takes between 6 months and 5 years and is a critical component of CIM’s investment evaluation.  CIM examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM undertakes in reviewing and making potential investments in its Qualified Communities. The communities are located in both primary and secondary urban centers, which can encompass (1) transitional urban districts and growth markets adjacent to Central Business Districts (“CBDs”) and/or (2) well-established, thriving urban areas including major CBDs.

CIM GROUP QUALIFIED COMMUNITIES 17 Areas with Investment(s) Areas Approved for Investment(s) CIM Headquarters Investment Office CMCT Investments CMCT Office Portfolio Concentrations

# CONSOLIDATED STATEMENTS OF OPERATIONS

CMCT

CIM COMMERCIAL

| | Three Months Ended September 30, 2016 | Three Months Ended September 30, 2015 | Nine Months Ended September 30, 2016 | Nine Months Ended September 30, 2015 |
|---|---|---|---|---|
| | (In thousands, except per share amounts) (Unaudited) | | | |
| REVENUES: | | | | |
| Rental and other property income | $ 57,414 | $ 62,623 | $ 181,886 | $ 189,192 |
| Expense reimbursements | 3,884 | 3,336 | 10,128 | 9,780 |
| Interest and other income | 3,034 | 2,501 | 9,295 | 7,974 |
| | 64,332 | 68,460 | 201,309 | 206,946 |
| EXPENSES: | | | | |
| Rental and other property operating | 31,723 | 33,361 | 95,300 | 99,055 |
| Asset management and other fees to related parties | 8,496 | 8,399 | 25,503 | 24,776 |
| Interest | 10,276 | 5,781 | 24,386 | 17,191 |
| General and administrative | 2,226 | 2,029 | 6,299 | 7,250 |
| Transaction costs | 53 | 237 | 320 | 1,038 |
| Depreciation and amortization | 17,724 | 17,873 | 54,262 | 54,567 |
| | 70,498 | 67,680 | 206,070 | 203,877 |
| Gain on sale of real estate | 14,927 | - | 39,666 | - |
| INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES | 8,761 | 780 | 34,905 | 3,069 |
| Provision for income taxes | 379 | 179 | 1,040 | 654 |
| NET INCOME FROM CONTINUING OPERATIONS | 8,382 | 601 | 33,865 | 2,415 |
| DISCONTINUED OPERATIONS: | | | | |
| Income from operations of assets held for sale | 703 | 4,640 | 3,061 | 10,540 |
| NET INCOME FROM DISCONTINUED OPERATIONS | 703 | 4,640 | 3,061 | 10,540 |
| NET INCOME | 9,085 | 5,241 | 36,926 | 12,955 |
| Net loss (income) attributable to noncontrolling interests | 3 | 1 | (9) | (5) |
| NET INCOME ATTRIBUTABLE TO STOCKHOLDERS | $ 9,088 | $ 5,242 | $ 36,917 | $ 12,950 |
| BASIC AND DILUTED INCOME PER SHARE[1]: | | | | |
| Continuing operations | $ 0.10 | $ 0.01 | $ 0.36 | $ 0.02 |
| Discontinued operations | $ 0.01 | $ 0.05 | $ 0.03 | $ 0.11 |
| Net income | $ 0.10 | $ 0.05 | $ 0.39 | $ 0.13 |
| WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING: | | | | |
| Basic | 87,045 | 97,590 | 93,772 | 97,587 |
| Diluted | 87,045 | 97,590 | 93,772 | 97,587 |

EPS for the year-to-date period may differ from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods. In addition, EPS are calculated independently for each component and may not be additive due to rounding.

18

FUNDS FROM OPERATIONS 19 CIM COMMERCIAL We believe that FFO is a widely recognized and appropriate measure of the performance of a REIT and that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss), computed in accordance with GAAP, excluding gains (or losses) from sales of real estate, real estate depreciation and amortization, and adjustments for non-controlling interests. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). Like any metric, FFO should not be used as the only measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our real estate properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our operating results. Other REITs may not calculate FFO in accordance with the standards established by the NAREIT; accordingly, our FFO may not be comparable to those other REITs' FFO. Therefore, FFO should be considered only as a supplement to net income as a measure of our performance and should not be used as a supplement to or substitute measure for cash flow from operating activities computed in accordance with GAAP. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO for the year-to-date period may differ from the sum of quarterly FFO amounts due to the method of computing FFO in the respective periods. In addition, the per share adjustments to net income attributable to stockholders per share are calculated independently for each adjustment and may not be additive due to rounding. 2016 2015 2016 2015 FUNDS FROM OPERATIONS (FFO) Net income attributable to stockholders 9,088$ 5,242$ 36,917$ 12,950$ Depreciation and amortization 17,724 17,873 54,262 54,567 Gain on sale of depreciable assets (14,927) - (39,666) - Net (loss) income attributable to noncontrolling interests (3) (1) 9 5 FFO $ 11,882 $ 23,114 $ 51,522 $ 67,522 BASIC AND DILUTED FFO PER SHARE: Net income attributable to stockholders 0.10$ 0.05$ 0.39$ 0.13$ Depreciation and amortization 0.20 0.18 0.58 0.56 Gain on sale of depreciable assets (0.17) - (0.42) - Net (loss) income attributable to noncontrolling interests - - - - FFO PER SHARE $ 0.14 $ 0.24 $ 0.55 $ 0.69 WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING: Basic 87,045 97,590 93,772 97,587 Diluted 87,045 97,590 93,772 97,587 (Unaudited) Three Months Ended Nine Months Ended September 30, September 30, (In thousands, except per share amounts)

CONSOLIDATED BALANCE SHEETS 20 September 30, 2016 December 31, 2015 ASSETS Investments in real estate, net $ 1,615,415 $ 1,691,711 Cash and cash equivalents 133,846 139,101 Restricted cash 40,039 8,086 Accounts receivable, net 10,629 11,164 Deferred rent receivable and charges, net 104,539 97,225 Other intangible assets, net 18,071 20,310 Other assets 89,832 102,401 Assets held for sale, net 43,690 22,062 TOTAL ASSETS $ 2,056,061 $ 2,092,060 LIABILITIES AND EQUITY LIABILITIES: Debt $ 969,189 $ 693,956 Accounts payable and accrued expenses 42,089 42,121 Intangible liabilities, net 4,194 6,086 Due to related parties 9,664 9,472 Other liabilities 40,791 32,826 Liabilities associated with assets held for sale 11,945 10,252 Total liabilities 1,077,872 794,713 EQUITY: Common stock 84 98 Additional paid‑in capital 1,566,018 1,820,451 Accumulated other comprehensive income (loss) (9,617) (2,519) Distributions in excess of earnings (579,206) (521,620) Total stockholders’ equity 977,279 1,296,410 Noncontrolling interests 910 937 Total equity 978,189 1,297,347 TOTAL LIABILITIES AND EQUITY $ 2,056,061 $ 2,092,060 (in thousands) (Unaudited) CIM COMMERCIAL

# DEBT SUMMARY[1]

CIM COMMERCIAL

CMCT

| As of September 30, 2016 | Oustanding Principal Balance[2] (In thousands) | Interest Rate | Maturity Date |
|---|---|---|---|
| 211 Main Street | $ 26,924 | 6.65% | 07/15/2018 |
| 4649 Cole Avenue | 23,671 | 5.39% | 03/01/2021 |
| 3636 McKinney Avenue | 9,408 | 5.39% | 03/01/2021 |
| 3839 McKinney Avenue | 6,240 | 5.39% | 03/01/2021 |
| 4200 Scotland Street | 29,314 | 5.18% | 06/05/2021 |
| 1 Kaiser Plaza | 97,100 | 4.14% | 07/01/2026 |
| 2101 Webster Street | 83,000 | 4.14% | 07/01/2026 |
| 2100 Franklin Street | 80,000 | 4.14% | 07/01/2026 |
| 1901 Harrison Street | 42,500 | 4.14% | 07/01/2026 |
| 1333 Broadway | 39,500 | 4.14% | 07/01/2026 |
| 260 Townsend Street | 28,200 | 4.14% | 07/01/2026 |
| 7083 Hollywood Boulevard | 21,700 | 4.14% | 07/01/2026 |
| 830 1st Street | 46,000 | 4.50% | 01/05/2027 |
| **MORTGAGES PAYABLE** | **533,557** | **4.45%** | |
| Unsecured Credit Facility[3] | - | Variable | 09/30/2017[4] |
| Unsecured Term Loan Facility[5] | 385,000 | LIBOR + 1.60%[6] | 05/08/2022 |
| Junior Subordinated Notes | 27,070 | LIBOR + 3.25% | 03/30/2035 |
| **OTHER** | **412,070** | | |
| **TOTAL DEBT** | **$ 945,627** | | |

1 Excludes $38.2 million of secured borrowings-government guaranteed loans, which represent sold loans which are treated as secured borrowings because the loan sales did not meet the derecognition criteria provided for in ASC 860-30, Secured Borrowing and Collateral.

2 Excludes premiums, discounts and debt issuance costs.

3 At September 30, 2016, the interest rates applicable to the components of CIM Commercial's Unsecured Credit Facility were based on LIBOR plus an applicable spread determined by CIM Commercial's maximum leverage ratio, as defined. In June 2016, all outstanding borrowings under the Unsecured Credit Facility were repaid. At September 30, 2016, $0 was outstanding under the credit facility and $200 million was available for future borrowings, as we permanently reduced the revolving credit commitment under the credit facility to $200 million.

4 The credit facility was set to mature in September 2016 and prior to maturity, we exercised the first of two one year extension options through September 2017.

5 The Unsecured Term Loan Facility ranks pari passu with CIM Commercial's Unsecured Credit Facility; covenants under the Unsecured Term Loan Facility are substantially the same as those in the Unsecured Credit Facility. At September 30, 2016, the interest rate was based on LIBOR plus an applicable spread determined by CIM Commercial's maximum leverage ratio, as defined in the credit agreement. With some exceptions, any prepayment of the Unsecured Term Loan Facility prior to May 2017 will be subject to a prepayment fee up to 2% of the outstanding principal amount.

6 The interest rate of the loan has been effectively converted to a fixed rate of 3.16% until May 8, 2020 through interest rate swaps.

21

# NET OPERATING INCOME RECONCILIATIONS

CMCT

CIM Commercial internally evaluates the operating performance and financial results of its segments based on segment net operating income which is defined as rental and other property income and expense reimbursements less property related expenses, and excludes non-property income and expenses, interest expense, depreciation and amortization, corporate related general and administrative expenses, gain (loss) on sale of real estate, transaction costs and provision for income taxes. We also evaluate the operating performance and financial results of our operating segments using cash basis NOI. We define cash basis NOI as segment NOI adjusted to exclude the effect of the straight lining of rents, acquired above/below market lease amortization, and other adjustments required by GAAP.

Segment NOI and cash basis NOI are not a measure of operating results or cash flows from operating activities as measured by GAAP and should not be considered an alternative to income from continuing operations, or to cash flows as a measure of liquidity, or as an indication of our performance or of our ability to pay dividends. All companies may not calculate segment NOI or cash basis NOI in the same manner. We consider segment NOI and cash basis NOI to be useful performance measures to investors and management because, when compared across periods, they reflect the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective not immediately apparent from income from continuing operations. Additionally, we believe that cash basis NOI is helpful to investors because it eliminates straight line rent and other non-cash adjustments to revenue and expenses. Below and on the next page is a reconciliation of our cash basis Net Operating Income ("cash NOI") to segment net operating income and net income for the nine months ended September 30, 2016 and 2015 and the twelve months ended December 31, 2015.

| | Nine Months Ended September 30, 2016 | | | | |
|---|---|---|---|---|---|
| | Office | Multifamily | Hotel | Lending | Total |
| | | | (in thousands) | | |
| Cash NOI | $ 74,396 | $ 6,331 | $ 12,429 | $ 3,824 | $ 96,980 |
| Deferred rent and amortization of intangible assets, liabilities and lease inducements | 4,387 | (126) | 2 | - | 4,263 |
| Straight line rent, below-market ground lease and amortization of intangible assets | (937) | (414) | - | - | (1,351) |
| Segment net operating income | 77,846 | 5,791 | 12,431 | 3,824 | 99,892 |
| Asset management and other fees to related parties | | | | | (22,824) |
| Interest expense | | | | | (24,080) |
| General and administrative | | | | | (3,167) |
| Transaction costs | | | | | (320) |
| Depreciation and amortization | | | | | (54,262) |
| Gain on sale of real estate | | | | | 39,666 |
| Income from continuing operations before provision for income taxes | | | | | 34,905 |
| Provision for income txaes | | | | | (1,040) |
| Net income from continuing operations | | | | | 33,865 |
| Discontinued operations | | | | | |
| Income from operations of assets held for sale | | | | | 3,061 |
| Net income from discontinued operations | | | | | 3,061 |
| Net income | | | | | 36,926 |
| Net income attributable to noncontrolling interests | | | | | (9) |
| Net income attributable to stockholders | | | | | $ 36,917 |

22

# NET OPERATING INCOME RECONCILIATIONS

CMCT

| | Nine Months Ended September 30, 2015 | | | | | Twelve Months Ended December 31, 2015 | | | |
|---|---|---|---|---|---|---|---|---|---|
| | Office | Multifamily | Hotel | Lending | Total | Office | Multifamily | Hotel | Total |
| | | | (in thousands) | | | | (in thousands) | | |
| Cash NOI | $ 77,636 | $ 5,120 | $ 15,319 | $ 2,068 | $ 100,143 | $ 102,792 | $ 6,758 | $ 19,458 | $ 129,008 |
| Deferred rent and amortization of intangible assets, liabilities and lease inducements | 4,035 | 27 | 1 | | 4,063 | 6,485 | 346 | 4 | 6,835 |
| Bad debt expense | (510) | | | | (510) | (510) | - | - | (510) |
| Straight line rent, below-market ground lease and amortization of intangible assets | (970) | (414) | | | (1,384) | (1,282) | (551) | - | (1,833) |
| Segment net operating income | 80,191 | 4,733 | 15,320 | 2,068 | 102,312 | 107,485 | 6,553 | 19,462 | 133,500 |
| Asset management and other fees to related parties | | | | | (21,955) | | | | (29,319) |
| Interest expense | | | | | (16,540) | | | | (22,785) |
| General and administrative | | | | | (5,143) | | | | (6,621) |
| Transaction costs | | | | | (1,038) | | | | (1,382) |
| Depreciation and amortization | | | | | (54,567) | | | | (72,361) |
| Gain on sale of real estate | | | | | - | | | | 3,092 |
| Income from continuing operations | | | | | 3,069 | | | | 4,124 |
| Provision for income txaes | | | | | (654) | | | | - |
| Net income from continuing operations | | | | | 2,415 | | | | 4,124 |
| Discontinued operations | | | | | | | | | |
| Income from operations of assets held for sale | | | | | 10,540 | | | | 15,128 |
| Gain on disposition of assets held for sale | | | | | - | | | | 5,151 |
| Net income from discontinued operations | | | | | 10,540 | | | | 20,279 |
| Net income | | | | | 12,955 | | | | 24,403 |
| Net income attributable to noncontrolling interests | | | | | (5) | | | | (11) |
| Net income attributable to stockholders | | | | | $ 12,950 | | | | $ 24,392 |

As CIM Commercial's year end is December 31, and CIM Commercial does not present TTM cash and segment NOI ended September 30, 2016 in its GAAP reporting, CIM Commercial reconciled the TTM cash and segment NOI using the NOI reconciliations above and on the prior page. Please note that segment and cash NOI has been reconciled to the net income attributable to stockholders for all periods presented above and on the prior page:

| | Twelve Months Ended September 30, 2016 | | | |
|---|---|---|---|---|
| | Office | Multifamily | Hotel | Total |
| | | (in thousands) | | |
| Cash NOI - Nine Months Ended September 30, 2016 | $ 74,396 | $ 6,331 | $ 12,429 | $ 93,156 |
| Cash NOI - Twelve Months Ended December 31, 2015 | 102,792 | 6,758 | 19,458 | 129,008 |
| Cash NOI - Nine Months Ended September 30, 2015 | (77,636) | (5,120) | (15,319) | (98,075) |
| TTM Cash NOI | $ 99,552 | $ 7,969 | $ 16,568 | $ 124,089 |

| | Office | Multifamily | Hotel | Total |
|---|---|---|---|---|
| | | (in thousands) | | |
| Segment NOI - Nine Months Ended September 30, 2016 | $ 77,846 | $ 5,791 | $ 12,431 | $ 96,068 |
| Segment NOI - Twelve Months Ended December 31, 2015 | 107,485 | 6,553 | 19,462 | 133,500 |
| Segment NOI - Nine Months Ended September 30, 2015 | (80,191) | (4,733) | (15,320) | (100,244) |
| TTM Segment NOI | $ 105,140 | $ 7,611 | $ 16,573 | $ 129,324 |

23

IMPORTANT DISCLOSURES Assets and Equity Under Management Assets Under Management (“AUM”), or Gross AUM, represents (i)(a) for real assets, the aggregate total gross assets (GAV) at fair value, including the shares of such assets owned by joint venture partners and co-investments, of all of CIM’s advised accounts (each an “Account” and collectively, the “Accounts”) or (b) for operating companies, the aggregate GAV less debt, including the shares of such assets owned by joint venture partners and co-investments, of all of the Accounts (not in duplication of the assets described in (i)(a)), plus (ii) the aggregate unfunded commitments of the Accounts, as of September 30, 2016 (“Report Date”). The GAV is calculated in accordance with U.S. generally accepted accounting principles on a fair value basis (the “Book Value”) and generally represents the investment’s third-party appraised value as of the Report Date, or as of December 31, 2015 plus capital expenditures through the Report Date, as adjusted further by the result of any partial realizations and quarterly valuation adjustments based upon management’s estimate of fair value, in each case through the Report Date other than as described below with respect to CIM REIT. The only investment currently held by CIM REIT consists of shares in CIM Commercial Trust Corporation, a publicly traded company; the Book Value of CIM REIT is determined by assuming the underlying assets of CMCT are liquidated based upon management’s estimate of fair value. CIM does not presently view the price of CMCT’s publicly- traded shares to be a meaningful indication of the fair value of the CIM REIT’s interest in CMCT due to the fact that the publicly-traded shares of CMCT represent less than 3% of the outstanding shares of CMCT and are thinly-traded. Equity Under Management (“EUM”), or Net AUM, represents (i) the aggregate NAV of the Accounts (as described below), plus (ii) the aggregate unfunded commitments of the Accounts. The NAV of each Account is based upon the aggregate amounts that would be distributable (prior to incentive fee allocations) to such Account assuming a “hypothetical liquidation” of the Account on the date of determination, assuming that: (x) investments are sold at their Book Value (as defined above); (y) debts are paid and other assets are collected; and (z) appropriate adjustments and/or allocations between equity investors are made in accordance with applicable documents, in each case as determined in accordance with applicable accounting guidance. Net Asset Value We have established an estimated NAV per share of Common Stock of $23.20. The determination of estimated NAV involves a number of subjective assumptions, estimates and judgments that may not be accurate or complete. Further, different firms using different property-specific, general real estate, capital markets, economic and other assumptions, estimates and judgments could derive an estimated NAV that could be significantly different from our estimated NAV. Additionally, our estimated NAV does not give effect to changes in value, investment activities, capital activities, indebtedness levels, and other various activities occurring after December 31, 2015 that would have an impact on our estimated NAV (other than the tender offer as described in CIM Commercial’s S-11/A filed with the Securities and Exchange Commission on September 21, 2016). 24